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                      STB SYSTEMS, INC. AND SUBSIDIARIES
       COMPUTATION OF EARNINGS PER COMMON AND COMMON EQUIVALENT SHARE
                                 (UNAUDITED)
- - -----------------------------------------------------------------------------
              (dollars in thousands except per share amounts)


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                                                              THREE MONTHS ENDED              SIX MONTHS ENDED
                                                                    APRIL 30,                    APRIL 30,
                                                               1996          1995           1996          1995
                                                           -------------------------     -------------------------
                                                                   PRO FORMA                     PRO FORMA
Net income                                                 $     1,351   $       496     $     2,566    $     1,554

Pro forma adjustment to general and
  administrative expenses                                                        -                              220
Pro forma adjustment to reflect interest
  on Founding Shareholder Notes                                                  (11)                           (52)
Pro forma adjustment to reflect federal
  income taxes                                                                   (75)                          (483)
                                                           -----------   -----------     -----------    -----------
Net income, as adjusted                                    $     1,351   $       410     $     2,566    $     1,239
                                                           -----------   -----------     -----------    -----------
                                                           -----------   -----------     -----------    -----------

PRIMARY
Weighted average number of shares outstanding                4,500,000     4,028,090       4,500,000      3,251,381


Additional weighted average shares to reflect pro forma
  adjustment for distribution of S Corp earnings                              44,201                        111,966


Additional weighted average shares from assumed exercise
  of dilutive stock options, net of shares assumed to be
  repurchased with exercise proceeds                               114        32,184              45         15,825
                                                           -----------   -----------     -----------    -----------
Net income per share                                       $      0.30   $      0.10     $      0.57    $      0.37
                                                           -----------   -----------     -----------    -----------
                                                           -----------   -----------     -----------    -----------


FULLY DILUTIVE
Weighted average number of shares outstanding                4,500,000     4,028,090       4,500,000      3,251,381


Additional weighted average shares to reflect pro forma
  adjustment for distribution of S Corp earnings                              44,201                        111,966


Additional weighted average shares from assumed exercise
  of dilutive stock options, net of shares assumed to be
  repurchased with exercise proceeds                               236        32,184             167         15,825
                                                           -----------   -----------     -----------    -----------

Net income per share                                       $      0.30   $      0.10     $      0.57    $      0.37
                                                           -----------   -----------     -----------    -----------
                                                           -----------   -----------     -----------    -----------
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